UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2012 (October 25, 2012)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2012 (the “Effective Date”), 119 Leawood, LLC (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), executed a promissory note (the “Note”) and Loan Agreement under which the Company borrowed Thirty Eight Million Dollars ($38,000,000) (the “Loan”) from ING Life Insurance and Annuity Company (the “Lender”). The Loan is represented by the aforementioned Note and secured by a first mortgage lien and an assignment of leases and rents on One Nineteen (the “Property”), an open-air shopping center owned by the Company and located in Leawood, KS. The mortgage and assignment are evidenced by a Mortgage, Security Agreement, Financing Statement and Fixture Filing and Assignment of Leases and Rents, each dated as of the Effective Date. The Loan proceeds were used to repay a portion of the outstanding balance under the Registrant's corporate credit facility.

Under the Note, the Loan has a fixed interest rate of 4.25% per annum (“Interest Rate”) and a maturity date of November 1, 2042 (the “Maturity Date”). The Company shall make monthly payments of principal and interest. The entire amount of the outstanding and unpaid principal and accrued interest for the Loan will be due and payable on the Maturity Date unless the Lender, in its sole discretion and only following at least six months prior notice to the Company, calls for repayment of the Loan and accelerates the Maturity Date to one of the following dates: (a) February 1, 2027, (b) February 1, 2032, or (c) February 1, 2037. In the event the Lender exercises the aforementioned call option for the Loan then it shall also exercise its call option for the mortgage loan (the “TCP Loan”) made by Lender to another Registrant affiliate that currently encumbers Town Center Plaza, another open-air shopping center also located in Leawood, KS, the terms of which were disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 20, 2012. Lastly, the Note permits the Company to prepay, in full, the outstanding principal portion of the Loan on or after February 1, 2013 and subject to the Company satisfying certain conditions which include paying a standard prepayment fee typical for mortgage loans of this nature.

The Loan is cross-collateralized and cross-defaulted with the TCP Loan under which any default under the terms and conditions of either the Loan or the TCP Loan that remain uncured after the expiration of the applicable grace period or cure periods shall entitle Lender to exercise any and all remedies available to it under the mortgage documents for both the Loan and the TCP Loan. Additionally, the Lender may further accelerate repayment of all outstanding amounts owed by the Company under the Loan in the event of a default that remains uncured and increase the Interest Rate by an additional five percentage points or, if less, the maximum rate permitted under applicable law. The Note contains such other terms and conditions as are customary and typical for loans of this nature.

As part of the Loan transaction, the Company executed a Limited Guaranty, dated as of the Effective Date, under which the Company guaranteed, on a non-recourse basis, full payment and performance of the TCP Loan. The aforementioned guarantee by the Company is secured by a second mortgage on the Property. Furthermore, the borrower under the TCP Loan, also executed a Limited Guaranty, dated as the Effective Date (the “Second Guarantee”), under which it guaranteed, on a non-recourse basis, full payment and performance of the Loan. The Second Guarantee is secured by a second mortgage on Town Center Plaza.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: October 25, 2012	By:	/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer & Treasurer